                                                                    EXHIBIT 11.1


COMPUTATION OF EARNINGS (LOSS) PER SHARE



                                            THREE MONTHS ENDED                    NINE MONTHS ENDED
                                              September 30,                          September 30,
                                     -------------------------------       -------------------------------
                                         2002               2001               2002               2001
                                     ------------       ------------       ------------       ------------
BASIC AND FULLY DILUTED:

Average shares outstanding             20,775,608         17,803,289         20,062,652         17,803,289

Effect of potentially issuable
common stock                                   --          3,268,779                 --          3,268,779

Effect of shares over market                   --         (2,944,106)                --         (2,944,106)
                                     ------------       ------------       ------------       ------------

Total                                  20,775,608         18,127,962         20,062,652         18,127,962
                                     ============       ============       ============       ============

Net earnings (loss)                  $   (522,495)      $    257,134       $ (1,663,738)      $     20,253
                                     ============       ============       ============       ============


Basic and fully diluted net
earnings (loss) per share            $      (0.03)      $       0.01       $      (0.08)      $       0.00
                                     ============       ============       ============       ============
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